Exhibit 99.1

PRESS RELEASE

EMCORE Expects 2015 Fourth Fiscal Quarter Revenues of $23 Million

•	Consolidated Q4 revenue of approximately $23 million for quarter ended September 30, 2015, up from $21.2M in prior quarter

•	Gross Margin for Q4 expected to be approximately 40%, up from 36.3% in prior quarter

•	Provides preliminary Q1FY16 revenue guidance of $22 to $24 million

ALHAMBRA, California, November 5, 2015 - EMCORE Corporation (NASDAQ: EMKR - News), a leading provider of compound semiconductor-based components, subsystems, and systems for the broadband and specialty fiber optics market, today announced preliminary financial results for its fourth quarter ended September 30, 2015.
Revenue is now expected to be approximately $23 million for the quarter ended September 30, 2015, compared to the company's previous expectation of $22 to $24 million in revenue for the same period and up from $21.2 million in the prior quarter. Gross margin is expected to be approximately 40%, compared to 36.3% in the prior quarter, with the increase primarily from favorable product mix and increased volume. The higher gross margin will be partially offset by higher operating expenses, primarily due to increased legal and headcount costs.

"During the fourth quarter, we saw strong demand for our chip-level products, with shipments of our chips exceeding $4 million, up from approximately $2 million in the prior quarter,” said Jeffrey Rittichier, President and CEO of EMCORE. “In fiscal year 2015, we shipped more than $8 million of chips, up from zero in 2014.”

Rittichier continued, "While we are pleased with our preliminary fourth quarter financial results and are encouraged about the long-term industry outlook, we remain cognizant of the dynamics in the CATV market and consolidation in the industry at both the OEM and MSO levels. This leads us to provide revenue guidance for Q1FY16 in the range of $22 to $24 million.”

EMCORE expects to announce its fourth quarter and year-end results in December 2015.

The preliminary financial results for the Company’s fourth fiscal quarter ended September 30, 2015 represent the most current information available to management. The Company’s actual results may differ from these preliminary results due to the completion of the Company’s financial closing procedures, final adjustments and other developments that may arise between the date of this press release and the time that financial results for the fourth quarter and full year of fiscal 2015 are finalized.

About EMCORE
EMCORE Corporation designs and manufactures Indium Phosphide (InP) optical chips, components, subsystems and systems for the broadband and specialty fiber optics market. EMCORE was the pioneer in linear fiber optic transmission technology, and today is a leader in optical components, as well as a provider of complete end-to-end solutions for high-speed communications network infrastructures, enabling systems and service providers to meet growing demand for bandwidth and connectivity. EMCORE’s advanced optical technologies are designed for cable television (CATV) and fiber-to-the-premise (FTTP) networks, telecommunications and data centers, satellite communications, aerospace and defense, wireless networks, and broadcast and professional audio/video systems. With its world-class InP semiconductor wafer fabrication facility, EMCORE has fully vertically-integrated manufacturing capability and also provides contract design, foundry and component packaging services. EMCORE is headquartered in Alhambra, California, USA with InP wafer fabrication operations in Alhambra, and ISO 9001 certified manufacturing in Alhambra and Langfang, China. For further information, please visit http://www.emcore.com.
Forward-looking statements:
The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Such forward-looking statements include, in particular, expectations about our future results, statements about our plans, strategies, business prospects, changes and trends in our business and the markets in which we operate.

These forward-looking statements may be identified by the use of terms and phrases such as “anticipates”, “believes”, “can”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “plans”, “projects”, “targets”, “will”, and similar expressions or variations of these terms and similar phrases. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements. We caution that these forward-looking statements relate to future events or our future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance or achievements of our business or our industry to be materially different from those expressed or implied by any forward-looking statements.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) the rapidly evolving markets for the Company's products and uncertainty regarding the development of these markets; (b) uncertainties regarding demand for our products, including difficulties in forecasting customer demand, customer consolidation and the impact of market conditions on demand for our customers’ products; (c) the Company's historical dependence on sales to a limited number of customers and fluctuations in the mix of products and customers in any period; (d) delays and other difficulties in commercializing new products; (e) the failure of new products: (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, (iv) to successfully compete with products offered by our competitors; (f) uncertainties concerning the availability and cost of commodity materials and specialized product components that we do not make internally; (g) actions by competitors; and (h) other risks and uncertainties discussed under Item 1A - Risk Factors in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, as updated by our subsequent periodic reports.

Neither management nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. All forward-looking statements in this press release are made as of the date hereof, based on information available to us as of the date hereof, and subsequent facts or circumstances may contradict, obviate, undermine, or otherwise fail to support or substantiate such statements. We caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in our filings with the SEC that are available on the SEC's web site located at www.sec.gov, including the sections entitled "Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Certain information included in this press release may supersede or supplement forward-looking statements in our other Exchange Act reports filed with the SEC. We assume no obligation to update any forward-looking statement to conform such statements to actual results or to changes in our expectations, except as required by applicable law or regulation.

Contact:

EMCORE Corporation

Mark Weinswig
Chief Financial Officer
(626) 293-3400
investor@emcore.com

Investor
TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com